Scudder New Asia Fund, Inc.

Stockholder Meeting Results
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The Annual Meeting of Stockholders (the "Meeting") of Scudder New Asia Fund,
Inc. ("Fund") was held on October 21, 1997, at the offices of Scudder Kemper Investments, Inc. (formerly Scudder Stevens & Clark, Inc.), 25th Floor, 345 Park Avenue (at 51st Street), New York, New York 10154. At the Meeting, as adjourned and reconvened, the following matters were voted upon by the stockholders (the resulting votes for each matter are presented below). With regard to these proposals, it was recommended that the Meeting be reconvened in order to provide stockholders with an additional opportunity to return their proxies. The date of the reconvened meeting at which the matters were decided is noted after the proposed matter.


1. To approve the new Investment Management, Advisory and Administration Agreement between the Fund and Scudder Kemper Investments, Inc. (Approved on October 22, 1997.)

                                Number of Votes:
                                ----------------

            For           Against        Abstain         Broker Non-Votes*
            ---           -------        -------         -----------------
         5,448,802        567,783         99,926                 0


2. To elect Directors. (Approved on October 22, 1997.)


         Director:                                 Number of Votes:
         ---------                                 ----------------
                                             For                    Withheld
                                             ---                    --------
         Robert J. Callander              5,957,677                 158,834
         Kathryn L. Quirk                 5,961,672                 154,840

         Continuing Directors
         --------------------

         Paul Bancroft, III
         Nicholas Bratt
         Thomas J. Devine
         William H. Gleysteen
         Wilson Nolen
         Hugh T. Patrick
         Daniel Pierce




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3.      To ratify the selection of Coopers & Lybrand L.L.P. as the Fund's independent accountants. (Approved on October 22, 1997.)


                                Number of Votes:
                                ----------------

            For                     Against                   Abstain
            ---                     -------                   -------

         5,715,644                  46,117                    354,750


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*   Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


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